Exhibit 99.2

Compensation Discussion and Analysis

On January 17, 2020, Maiden Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Mosaic Acquisition Corp. (“Mosaic”), merged with and into Vivint Smart Home, Inc. (“Vivint Smart Home”) with Vivint Smart Home surviving the merger as a wholly owned subsidiary of Mosaic (the “merger”) pursuant to the Agreement and Plan of Merger (the “merger agreement”) Mosaic and Merger Sub entered into with Vivint Smart Home on September 15, 2019, as amended December 18, 2019 (the “merger”). Following the closing of the merger, Mosaic changed its name to Vivint Smart Home, Inc. and Vivint Smart Home changed its name to Legacy Vivint Smart Home, Inc.

As used herein, references to the “Company,” “we” “our” and “us” are to Vivint Smart Home and its subsidiaries which, following the merger, are wholly-owned subsidiaries of Mosaic. References to “New Vivint” are to Mosaic following the merger.

Introduction

Our executive compensation program is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our overall enterprise value.

Our named executive officers (“NEOs”) for 2019 were:

•	Todd R. Pedersen, our Chief Executive Officer;

•	Dale R. Gerard, our interim Chief Financial Officer;

•	Mark J. Davies, our former Chief Financial Officer;

•	Alex J. Dunn, our President;

•	Matthew J. Eyring, our Executive Vice President, General Manager of Inside Sales; and

•	Todd M. Santiago, our Executive Vice President, General Manager of Retail.

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, and Mr. Gerard was appointed as interim Chief Financial Officer, effective as of October 14, 2019.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•

attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Cash bonus opportunities;

•	Long-term incentive compensation;

•	Broad-based employee benefits;

•	Supplemental executive perquisites; and

•	Severance benefits.

Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our NEOs with the long-term interests of our equity-owners and to enhance executive retention.

Compensation Determination Process

In 2019, the compensation committee of the board of directors of our subsidiary, APX Group Holdings, Inc. (the “APX Group Compensation Committee”) assisted the board of directors of APX Group Holdings, Inc. (the “APX Group board of directors”) in overseeing Vivint Smart Home’s executive compensation program. In connection with the closing of the merger, the board of directors of New Vivint formed a new compensation committee (the “Committee”), which will assist the New Vivint board in overseeing the company’s executive compensation program going forward.

Messrs. Pedersen and Dunn generally participated in discussions and deliberations with the APX Group Compensation Committee and the APX Group board of directors regarding the determinations of annual cash incentive awards for our executive officers. Specifically, they made recommendations to the APX Group Compensation Committee and/or the APX Group board of directors regarding the performance factors to be used under our annual bonus plan and the amounts of annual cash incentive awards. Messrs. Pedersen and Dunn did not participate in discussions or determinations regarding their individual compensation. Going forward, we expect that Messrs. Pedersen and Dunn will have the same level of participation in discussions and deliberations with the Committee and the New Vivint board of directors. They will not participate in discussions or determinations regarding their individual compensation.

Role of Compensation Consultant

In December 2018, we engaged FW Cook & Co., Inc. (“FW Cook”) to advise the APX Group Compensation Committee in 2019 in connection with a review of the employment agreements of Messrs. Pedersen and Dunn and make recommendations to the APX Group Compensation Committee on the selection of companies for inclusion in a compensation peer group for 2019 (the “Compensation Peer Group”).

Use of Competitive Data

We do not target a specific market percentile when making executive compensation decisions; however, we believe that information regarding compensation practices at similar companies is a useful tool to help maintain practices that accomplish our executive compensation objectives. In 2019, as noted above, we engaged FW Cook to assist and make recommendations regarding the selection of companies to be included in the Compensation Peer Group. The constituents of the Compensation Peer Group represent companies operating in broadly similar or related industries that fall within a reasonable range with us in certain metrics, including revenue, EBITDA and total enterprise value. The companies included in the Compensation Peer Group are listed below:

Akamai Technologies	Fitbit	Logitech Intl.	Rollins
Black Knight	Garmin	Match Group	ServiceMaster Global
Endurance Intl.	IMAX Corp.	Nu Skin Enterprises	Waste Management
FireEye	j2 Global	Nuance Communications	Zillow Group

In 2019, in addition to the Compensation Peer Group data, we reviewed proprietary technology company survey data, size-adjusted to our revenue. The identity of individual companies comprising the survey data is not available to or considered by us in the evaluation process.

In 2019, we used the information from both the Compensation Peer Group and the survey data as one factor to determine whether our compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and our performance. As a part of this process, FW Cook measured our target pay levels for the NEOs versus the competitive data within each compensation component and in the aggregate. In order to evaluate the retentive and alignment power of their existing ownership stakes, FW Cook also prepared an analysis of the carried interest levels of our NEOs versus executives serving in similar positions at the Compensation Peer Group.

Going forward, the Committee intends to periodically review the Compensation Peer Group to ensure that it remains an appropriate comparator frame for evaluating our executive compensation practices.

Employment Agreements

On August 7, 2014, Messrs. Pedersen and Dunn entered into employment agreements with us. These employment agreements contained the same material terms as, and superseded, those they had entered into previously with our parent, 313 Acquisition. On March 4, 2019, we entered into amended and restated employment agreements with Messrs. Pedersen and Dunn. On March 8, 2016, Messrs. Davies, Eyring and Santiago entered into employment agreements with us. We do not have an employment agreement with Mr. Gerard. A full description of the material terms of each of these employment agreements as in effect during 2019 is discussed below under “—Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards.”

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program:

Base Salary

Annual base salaries compensate our executives, including our NEOs, for fulfilling the requirements of their respective positions and provide them with a predictable and stable level of cash income relative to their total compensation.

The APX Group Compensation Committee believes that the level of an executive’s base salary should reflect such executive’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry and any other factors relevant to that particular job. The APX Group Compensation Committee, with the assistance of our Human Resources Department, also used the experience, market knowledge and insight of its members in evaluating the competitiveness of current salary levels.

In the sole discretion of the APX Group Compensation Committee (and going forward, in the sole discretion of the Committee), base salaries for our executives may be periodically adjusted to take into account changes in job responsibilities or competitive pressures.

In consideration of the above, in 2019, the APX Group board of directors determined to increase each NEO’s base salary as shown below:

Name	Base Salary prior to March 4, 2019 ($)	Base Salary Effective as of March 4, 2019 ($)
Todd R. Pedersen	700,194	1,021,200
Alex J. Dunn	700,194	1,021,200

Name	Base Salary prior to April 1, 2019 ($)	Base Salary Effective as of April 1, 2019 ($)
Dale R. Gerard	358,182	412,000
Mark J. Davies	636,540	655,636
Matthew J. Eyring	636,540	655,636
Todd M. Santiago	636,540	655,636
Dale R. Gerard	412,000	532,000

The increases in Messrs. Pedersen’s and Dunn’s base salaries were made in connection with the amendment and restatement of their respective employment agreements and in consideration of certain changes in the terms of their employment arrangements, including the elimination of an annual payment intended to be used to reimburse the Company for the costs of their personal use of the company airplane, as reflected in their amended and restated employment agreements. The APX Group board of directors determined, at their discretion, to increase Mr. Gerard’s base salary from $358,182 to $412,000 effective as of April 1, 2019. Effective October 14, 2019, in connection with his appointment as interim Chief Financial Officer, the APX Group Compensation Committee approved an additional $10,000 per month in compensation to increase Mr. Gerard’s annual base salary to $532,000. The increases in the base salaries of Messrs. Davies, Eyring and Santiago reflect a 3% increase in their base salaries approved by the APX Group board of directors.

The “Summary Compensation Table” and corresponding footnotes to the table show the base salary earned by each NEO during fiscal 2019 as well as the base salary adjustments for each of our NEOs made during fiscal 2019.

Bonuses

Cash bonus opportunities are available to various managers, directors and executives, including our NEOs, to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance.

Fiscal 2019 Management Bonus

On March 4, 2019, the APX Group board of directors adopted an Incentive Compensation Plan (the “Cash Bonus Plan”). Our Cash Bonus Plan allows the APX Group Compensation Committee to provide annual cash incentive awards to selected employees, including our NEOs, based upon performance goals established by the APX Group Compensation Committee. The Cash Bonus Plan is described in the Proxy Statement/Consent Solicitation/Prospectus under “Management of Vivint Smart Home—Executive Compensation—Compensation Discussion and Analysis—Compensation Actions Taken in 2019—Incentive Compensation Plan” and such description is incorporated herein by reference.

In 2019, pursuant to the Cash Bonus Plan, the NEOs were eligible to receive an annual cash incentive award, 75% of which was based on achievements of performance objectives determined by the APX Group Compensation Committee. As provided in their respective employment agreements, the target bonus amount for each of Messrs. Pedersen and Dunn was 100% of his base salary at the end of the performance period minus $300,000 and the target bonus amount for each of Messrs. Davies, Eyring and Santiago was 60% of his base salary at the end of the performance period; the target bonus amount for Mr. Gerard was 50% of his salary earned during the performance period. In connection with his departure from the Company in October 2019, Mr. Davies forfeited his annual cash incentive award.

To ensure the focus and accountability of the NEOs on and for their varying responsibilities within the organization, the APX Group Compensation Committee determined to apply different performance measures depending on the NEO’s responsibilities. For the NEOs at the corporate level (Messrs. Pedersen, Dunn, Davies and Gerard), 75% of the bonus opportunity was based on company-wide goals. For the NEOs who are heads of our business units (“BUs”) (Messrs. Eyring and Santiago), 60% of the bonus opportunity was based on business unit specific goals and 15% of the bonus opportunity was based on company-wide goals. For all of the NEOs, 25% of the bonus opportunity was discretionary as the APX Group Compensation Committee determined to retain discretion to reward other Company accomplishments not anticipated at the beginning of the year.

The actual bonus amounts to be paid to the NEOs at the corporate level (other than to Mr. Davies who, as discussed above, forfeited his award in connection with his departure from the Company) for fiscal 2019 performance will be calculated by multiplying each NEO’s bonus potential target by a weighted achievement factor based on our actual achievement relative to the company-wide performance objectives and the discretionary component. The APX Group Compensation Committee chose performance metrics that are indicators of our strategic growth and the strength of our overall financial results. The company-wide performance objectives were company-wide Adjusted EBITDA (defined as net income (loss) before interest, taxes, depreciation, amortization, non-cash compensation, MDR fees, and certain other non-recurring expenses or gains) (15% of the total award opportunity) and the weighted average of the business unit-level performance objectives, as described in greater detail below (60% of the total award opportunity).

The business unit performance objectives consisted of EBITDA lifetime value growth (defined as the product of New Subscribers, Service Margin and Average Customer Life, plus LTV upgrade revenues, less Net Subscriber Acquisition Costs and Customer Financing Fees), Service Cost (defined as the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period), Attrition (defined as the aggregate number of cancelled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible. If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation) and the achievement of certain milestones associated with business unit initiatives. The achievement factor with respect to the business unit objectives for the NEOs at the corporate level will be calculated as the weighted average of (1) the weighted average of the achievement factors associated with the actual achievement of our Direct to Home, Inside Sales and Customer Experience business units against the EBITDA lifetime value growth targets for such business units (44% of the total award opportunity), (2) the achievement factor associated with the actual achievement of our Customer Experience business unit against the Service Cost target (6% of the total award opportunity), (3) the achievement factor associated with the actual achievement of our Customer Experience business unit against the Attrition target (4% of the total award opportunity), (4) the weighted average of the achievement factors associated with the actual achievement of our Retail and Customer Experience business units against certain milestones, as described in greater detail below (6% of the total award opportunity).

The table below sets forth the weighting of each component of the annual incentive award opportunity for the NEOs at the corporate level:

Weighting
Weighted Average Business Unit Performance
EBITDA lifetime value growth	44%
Service Cost	6%
Attrition	4%
Initiatives/Pilot lifetime value	6%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

The achievement factor with respect to the company-wide Adjusted EBITDA component will be determined by calculating our actual achievement against the company-wide Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

% Attainment of Performance Target	Achievement Factor
Less than 95%	0
95%	50%
100%	100%
105%	150%
110%	200%
115%	250%
120% or greater	300%

Based on the pre-established scale set forth above, no cash incentive amount will be paid to the NEOs with respect to the company-wide Adjusted EBITDA component of the award unless our actual performance for 2019 was at or above 95% of the performance target. If performance was 120% or more of the performance target, then the achievement factor with respect to the company-wide Adjusted EBITDA component of the award will be a maximum of 300%. For performance percentages between the levels set forth in the table above, the resulting achievement factor will be adjusted on a linear basis. The company-wide Adjusted EBITDA performance target for 2019 was $410 million.

The achievement factor with respect to the business unit-level performance objective components will be determined by calculating the weighted average of our business units’ actual achievement against the targets set for such business units. For our Direct to Home, Inside Sales and Customer Experience business units, the achievement factors will be based on the pre-established scale set forth in the following table:

	Direct to Home	Inside Sales	Customer Experience
	EBITDA lifetime value growth as a percentage of target (60%)(1)	EBITDA lifetime value growth as a percentage of target (60%)(1)	EBITDA lifetime value growth of Certain BU Initiatives as a percentage of target (10%)(1)	Install Base Revenue as a percentage of target (10%)(1)	Service Cost as a percentage of target (25%)(1)	Attrition as a percentage of target (15%)(1)
Achievement Factor	% Attainment of Performance Target
0	Less than 95%	Less than 95%	Less than 60%	Less than 50%	Greater than 103%	Greater than 104%
50%	95%	95%	60%	50%	103%	104%
100%	100%	100%	100%	100%	100%	100%
150%	104%	104%	140%	150%	99%	98%
200%	108%	108%	180%	200%	97%	96%
250%	113%	113%	220%	250%	96%	94%
300%	117 or greater %	117 or greater %	260 or greater %	300 or greater %	94 or less %	92 or less %

(1)	Represents the percentage of total bonus for the respective business unit.

For performance percentages between the levels set forth in the table above at each of the business units, the resulting achievement factor will be adjusted on a linear basis. The Committee believes that the Direct to Home, Inside Sales and Customer Experience performance targets provided reasonably achievable, but challenging, goals for the participants at those business units.

The achievement factor associated with the performance of our Retail business unit will be based on such business unit’s accomplishment of certain key milestones related to subscriber growth from expansion into additional retail partners and lead generation sources, achieving certain cost and cash flow targets, and achieving stated milestones associated with new products and channels.

These milestones were not assigned any particular weightings. Accordingly, the Committee will determine the achievement factor based on the overall achievement of our Retail business unit against the various key milestones, with the weighting of the milestones determined in the Committee’s discretion. The Committee believes that the Retail business unit performance objectives provided reasonably achievable, but challenging, goals for Mr. Santiago and other participants at the Retail business unit.

No cash incentive amount will be paid to the NEOs at the corporate level with respect to the business unit component of the award unless at least one business unit’s actual achievement was at or above the minimum level of performance corresponding to an achievement factor above 0 with respect to at least one of such business unit’s targets. The achievement factor associated with the business unit component of the award will be a maximum of 300% for significant outperformance.

The actual bonus amounts to be paid to Mr. Eyring for fiscal 2019 performance will be calculated by multiplying his bonus potential target by a weighted achievement factor based on our actual achievement relative to the company-wide Adjusted EBITDA objective, the achievement of our Inside Sales business unit relative to the Inside Sales performance objectives, as described in greater detail above, and the discretionary component.

The table below sets forth the weighting of each component of the annual incentive award opportunity for Mr. Eyring:

Weighting
Inside Sales Business Unit Performance
EBITDA lifetime value growth	60%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

The actual bonus amounts to be paid to Mr. Santiago for fiscal 2019 performance will be calculated by multiplying his bonus potential target by a weighted achievement factor based on our actual achievement relative to company-wide Adjusted EBITDA objective, the achievement of our Retail business unit relative to the Retail performance objectives, as described in greater detail above, and the discretionary component.

The table below sets forth the weighting of each component of the annual incentive award opportunity for Mr. Santiago:

Weighting
Retail Business Unit Performance
Achievement of key milestones	60%
Company-wide Performance
Company-wide Adjusted EBITDA	15%
Board Discretion	25%
Total	100%

We have not yet calculated our actual performance for 2019. We expect to do so, and to determine the amounts to be paid to the NEOs with respect to the 2019 annual cash incentive awards, in March 2020. In connection with his departure from the Company in October 2019, Mr. Davies forfeited his 2019 annual cash incentive award.

Sign-On Bonuses

From time to time, we may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled individuals to the Company. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

Long-Term Incentive Compensation

313 Acquisition Equity Awards

313 Acquisition LLC (“313 Acquisition”), an entity controlled by investment funds or vehicles affiliated with Blackstone, granted long-term equity incentive awards designed to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of the Company’s ultimate equity holders. The long-term equity incentive awards were in the form of class B units in 313 Acquisition (the “Class B Units”).

The Class B Units were profits interests having economic characteristics similar to stock appreciation rights and represented the right to share in any increase in the equity value of 313 Acquisition. Therefore, the Class B Units only had value to the extent there was an appreciation in the value of our business from and after the applicable date of grant. In addition, the vesting of two-thirds of the Class B Units were initially subject to Blackstone achieving minimum internal rates of return and multiples on invested capital on its investment in Class A units of 313 Acquisition (“Class A Units”), as described further below.

The Class B Units granted to our NEOs were designed to motivate them to focus on efforts that would increase the value of our equity while enhancing their retention. The specific sizes of the equity grants made were determined in light of Blackstone’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibility with us.

The Class B Units were initially divided into a time-vesting portion (one-third of the Class B Units granted), a 2.0x exit-vesting portion (one-third of the Class B Units granted), and a 3.0x exit-vesting portion (one-third of the Class B Units granted). In June 2018, the APX Group board of directors and the board of managers of 313 Acquisition approved a modification to the vesting terms of the Class B Units (the “Modification”), designed to motivate and retain our employees and align their interests with the interests of the Company. Following such modification, the Class B Units were divided into two time-vesting portions (each one-third of the Class B Units granted) and a 2.0x exit-vesting portion (one-third of the Class B Units granted). Unvested Class B Units were not entitled to distributions from the Company. The incremental fair value in connection with this modification is reflected in the “Stock Awards” column of the Summary Compensation Table for 2018. For additional information regarding our Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Equity Awards.”

The initial award of Class B Units granted to Mr. Davies in connection with the commencement of his employment in 2013 contained the following different economic terms: Mr. Davies’ Class B Units would not entitle him to receive any distributions in respect of such units unless and until the cumulative value of such foregone distributions attributable to each Class B Unit equaled the fair market value of a Class B Unit on the date of the grant of such Class B Unit (such foregone amount, the “Delayed Amount Per Class B Unit”). At that point, Mr. Davies (together with the other holders of Class B Units subject to similar foregone distributions) would become entitled to receive pro rata distributions of all subsequent amounts (to the exclusion of other holders who did not have similar rights) until he had received distributions per Class B Unit equal to the Delayed Amount Per Class B Unit. Thereafter, Mr. Davies would become entitled to receive the same amounts with respect to his Class B Units as other holders of Class B Units receive with respect to their Class B Units. In connection with his departure from the Company in October 2019, Mr. Davies forfeited his unvested Class B Units and the Company did not exercise any call rights associated with his vested Class B Units.

Another key component of our long-term equity incentive program was that at the time of Blackstone’s acquisition of Vivint Smart Home (the “2012 Blackstone Acquisition”), certain of our NEOs and other eligible employees were provided with the opportunity to invest in Class A Units on the same general terms as Blackstone and other co-investors. The Class A Units are equity interests, have economic characteristics that are similar to those of shares of common stock in a corporation and have no vesting schedule. We consider this investment opportunity an important part of our long-term equity incentive program because it encourages equity ownership and aligns the NEOs’ financial interests with those of our ultimate equity holders. Each of Messrs. Pedersen, Gerard, Dunn and Santiago, when presented with the opportunity, chose to invest in Class A Units.

Vivint Group, Inc. Stock Appreciation Rights

The Company’s indirect subsidiary, Vivint Group, Inc. (“Vivint Group”), awarded Stock Appreciation Rights (“SARs”), representing the right to share in any increase in the equity value of Vivint Group, to Mr. Gerard, pursuant to the Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “Vivint Group Plan”). The purpose of the SARs was to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Group. The SARs were subject to vesting conditions, consistent with the Class B Units referenced above.

In connection with the merger in January 2020, the Class B Units and SARs held by our NEOs were treated as discussed below under “—Treatment of Equity Incentive Awards in Connection with the Merger”.

2018 Retention Awards

In 2018, we approved a retention program designed to motivate and retain our employees. Pursuant to this program the APX Group Compensation Committee approved the grant of retention awards to Messrs. Davies, Eyring, Santiago and Gerard.

Mr. Gerard was granted a retention award in the amount of $1.0 million, payable as follows: (i) $333,333.33 payable in June 2018; (ii) $333,333.33 payable in June 2019; and (iii) $333,333.34 payable in June 2020, subject to continued employment and good standing with the Company or its subsidiaries through each payment date. Each of Messrs. Davies, Eyring and Santiago was granted a retention award in the amount of $2.5 million, payable as follows: (i) $833,333.33 payable in August 2018; (ii) $833,333.33 payable in August 2019; and (iii) $833,333.34 payable in August 2020, subject to continued employment and good standing with the Company or its subsidiaries through each payment date.

If Messrs. Gerard’s, Davies’, Eyring’s, or Santiago’s employment is terminated by the Company other than for Cause (as defined in his employment agreement or retention award agreement, as applicable), including due to death or disability, prior to any remaining payment date, he will receive the full remaining amount of the retention award, payable within two and one half months following his termination date subject to his (or his estate’s, as applicable), execution of an effective release of claims in favor of the Company. He will not be entitled to receive any remaining amount of his retention award if (i) he terminates his employment with the Company for any reason, or (ii) his employment is terminated by the Company for Cause, in either case at any time prior to the applicable eligibility date set forth above.

Benefits and Perquisites

We provide to all of our employees, including our NEOs, employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	paid vacation, sick leave and holidays;

•	medical, dental, vision and life insurance coverage; and

•	employee assistance program benefits.

All participants are eligible for matching under our 401(k) savings plan. Under this matching program, we match an employee’s contributions to the 401(k) savings plan dollar-for-dollar up to 1% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 5% of such employee’s eligible earnings. The maximum match available under the 401(k) plan is 3.5% of the employee’s eligible earnings. For employees who have been employed by us for less than two years, matching contributions vest on the second anniversary of their date of hire. Our matching contributions to our employees who have been employed by us for two years or more are always fully vested.

At no cost to the employee, we provide an amount of basic life insurance and basic accidental death and dismemberment insurance valued at 1x times their basic annual earnings up to a maximum of $250,000 ($50,000 minimum).

We also provide our NEOs with specified perquisites and personal benefits that are not generally available to all employees, such as personal use of our Company leased aircraft (subject to the terms and limits set forth in our corporate aircraft policy), use of a company vehicle, financial advisory services, reimbursement for health insurance premiums, enhanced employee cafeteria benefits, country club memberships, excess liability insurance premiums, alarm system fees, event tickets, fuel expenses, relocation assistance and, in certain circumstances, reimbursement for personal travel. In addition, as to Messrs. Pedersen and Dunn, perquisites have included personal use of Company personnel, however Messrs. Pedersen and Dunn reimburse the Company for the full costs of such personal use. Each of Messrs. Pedersen and Dunn were also provided with an annual fringe benefit allowance of $300,000 under the previous terms of their employment agreements, which were amended and restated March 4, 2019. Under their amended and restated employment agreements, Messrs. Pedersen and Dunn no longer receive such fringe benefit allowance. We also reimburse our NEOs for taxes incurred in connection with certain of these perquisites.

With respect to event tickets, we believe there is no incremental cost to us associated with the personal use by our NEOs and their guests of (i) tickets to various sporting and entertainment events that we have acquired at no additional cost in connection with our corporate sponsorships of various organizations (ii) our corporate suite at Vivint Smart Home Arena in Salt Lake City, Utah, which is leased for business-related entertainment and paid for seasonally rather than individually by event or (iii) other tickets to various sporting and entertainment events that are paid for seasonally rather than individually by event. Accordingly, no amounts other than reimbursement for taxes incurred related to these items are included in the compensation of our NEOs in the “Summary Compensation Table” below.

In addition, we have entered into time-sharing agreements with Messrs. Pedersen and Dunn, governing their personal use of the Company leased aircraft. Messrs. Pedersen and Dunn pay for personal flights an amount equal to the aggregate variable cost to the Company for such flights, up to the maximum authorized by Federal Aviation Regulations. The aggregate variable cost for this purpose includes fuel costs, out-of-town hangar costs, landing fees, airport taxes and fees, customs fees, travel expenses of the crew, any “deadhead” segments of flights to reposition corporate aircraft and other related rental fees. In addition, family members and friends of our NEOs have, in limited circumstances, accompanied the NEOs on business travel on the Company leased aircraft for which we have generally incurred de minimis incremental costs.

We provide these perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. The aggregate incremental cost to the Company of these benefits and perquisites are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote in accordance with the SEC rules.

Severance Arrangements

Our board of directors believes that providing severance benefits to our NEOs is critical to our long-term success, because severance benefits act as a retention device that helps secure an executive’s continued employment and dedication to the Company. Messrs. Pedersen, Dunn, Davies, Eyring and Santiago have severance arrangements, which are included in their employment agreements. Messrs. Pedersen and Dunn are eligible to receive severance benefits if their employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments to our NEOs are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

Messrs. Eyring and Santiago are eligible to receive severance benefits if their employment is terminated by us without “cause” (as defined below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Employment Agreements” and “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—2018 Retention Awards”) and other than by reason of death or while he is disabled. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.”

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. Mr. Davies did not receive any severance or other benefit payments as a result of his departure.

Treatment of Equity Incentive Awards in Connection with the Merger

Vesting/ Modifications. As of immediately prior to the effective time, 313 Acquisition and Vivint Smart Home modified the vesting schedule of each Company Group Class B Unit (as defined in the merger agreement) and Company Group SAR (as defined in the merger agreement) that would currently vest if Blackstone receives cash proceeds in respect of its Class A Units equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units at such time (the “2.0x Company Group Equity Awards”) such that each 2.0x Company Group Equity Award will instead vest, subject to the holder’s continued employment on the applicable vesting date (or event), (i) in equal 25% annual installments on each of the first four anniversaries of the closing date of the merger or (ii) if earlier, in full upon either (x) a Change of Control (as defined in the applicable Company Group Stock Plan (as defined in the merger agreement)) or (y) Blackstone receiving cash proceeds in respect of its Class A Units equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units at such time (the “2.0x Modification”).

Vested Company Group Class B Units. As of immediately prior to the effective time, each vested Company Group Class B Unit, including those held by our NEOs (other than Messrs. Pedersen and Dunn) and directors, was redeemed by 313 Acquisition for shares of common stock of Vivint Solar, Inc. (“VSLR common stock”) and Vivint Smart Home common stock, with an equivalent value as the Company Group Class B Unit so redeemed, in a manner determined by the board of managers of 313 Acquisition (the “313 Board”), pursuant to the terms and conditions of the Company Group Stock Plans (as defined in the merger agreement) and the limited liability company agreement of 313 Acquisition (the “313 LLCA”), assuming a hypothetical liquidation of 313 Acquisition. The number of shares of VSLR common stock and Vivint Smart Home common stock issued with respect to each vested Company Group Class B Unit in such redemptions was determined on a pro rata basis using the relative value of the shares of VSLR common stock and Vivint Smart Home common stock held by 313 Acquisition as of the effective time. Holders of shares of Vivint Smart Home common stock received in such redemptions were entitled to receive the merger consideration in accordance with the merger agreement. To the extent that the deemed unit price of such vested Company Group Class B Unit was equal to or in excess of the fair market value of a Class A Unit as of the time of such redemptions, such vested Company Group Class B Unit was redeemed for $0.00.

Unvested Company Group Class B Units. As of immediately prior to the effective time, each unvested Company Group Class B Unit, including those held by our NEOs (other than Messrs. Pedersen and Dunn) and directors, was redeemed by 313 Acquisition for a number of shares of Company Restricted Stock, with an equivalent value as the Company Group Class B Units so redeemed, in a manner determined by the 313 Board in accordance with the terms of the Company Group Stock Plans and the 313 LLCA, assuming a hypothetical liquidation of 313 Acquisition. Such shares of Company Restricted Stock were subject to the same vesting terms and conditions as the corresponding Company Group Class B Units, as modified pursuant to the 2.0x Modification. As of the effective time, each such share of Company Restricted Stock was automatically, without any action on the part of the holder thereof, cancelled and converted into a number of shares of Mosaic Class A Common Stock equal to the exchange ratio, rounded to the nearest whole share of Mosaic Class A common stock (after such conversion, “Rollover Restricted Stock” and together with the Rollover RSUs and the Rollover SARs, the “Rollover Equity Awards”). To the extent that the deemed unit price of an unvested Company Group Class B Unit was equal to or in excess of the fair market value of a Class A Unit as of the time of such redemptions, such unvested Company Group Class B Unit was redeemed for $0.00.

Company Group RSUs. As of the effective time, each Company Group RSU (as defined in the merger agreement) held by our directors, to the extent then outstanding and unsettled, without any action on the part of the holder thereof, was automatically cancelled and converted into an RSU entitling the holder thereof to receive upon settlement a number of shares of Mosaic Class A common stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group RSU as of immediately prior to the effective time, multiplied by (y) 0.0864152412 (the “VGI exchange ratio”), rounded down to the nearest whole number of shares of Mosaic Class A common stock (after such conversion, “Rollover RSUs”).

Company Group SARs. As of the effective time, each Company Group SAR, including those held by Mr. Gerard and our directors, to the extent then outstanding and unexercised, without any action on the part of the holder thereof, was automatically cancelled and converted into a SAR with respect to a number of shares of Mosaic Class A common stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group SAR as of immediately prior to the effective time, multiplied by (y) the VGI exchange ratio, rounded down to the nearest whole number of shares of Mosaic Class A common stock, with a strike price per share of Mosaic Class A common stock equal to the quotient obtained by dividing (i) the per share strike price of such Company Group SAR as of immediately prior to the effective time by (ii) the VGI exchange ratio, rounded up to the nearest whole cent (after such conversion, “Rollover SARs”).

Rollover Equity Awards. Any shares of Mosaic Class A common stock issuable under Rollover Equity Awards, other than the awards held by Messrs. Pedersen and Dunn, are subject to restrictions on transfer until the first anniversary of the closing date of the merger, unless otherwise agreed to by Vivint Smart Home and the applicable holder. Each Rollover Equity Award is subject to the Omnibus Incentive Plan (as defined below) and to the same terms and conditions, including, without limitation, any vesting conditions (as modified by the 2.0x Modification), as had applied to the corresponding Company Group Equity Award as of immediately prior to the effective time, except for such terms rendered inoperative by reason of the merger, subject to such adjustments as reasonably determined by the Mosaic board of directors to be necessary or appropriate to give effect to the conversion or the merger. Holders of outstanding Rollover Equity Awards have the contingent right to receive earnout shares, or have the terms and conditions of such Rollover Equity Awards adjusted, if, from the consummation of the merger until the fifth anniversary thereof, the volume-weighted average price of Mosaic Class A common stock exceeds certain thresholds.

Treatment of Equity Awards Held by Messrs. Pedersen, and Dunn. As of immediately prior to the effective time, the Company Group Class B Units, whether or not vested, held by Messrs. Pedersen and Dunn (the “Holdback Executives”) were converted into a number of Class A Units (the “Converted Class A Units”), in accordance with the terms and conditions of the Company Group Stock Plans and the 313 LLCA, with an equivalent value and subject to the same vesting terms and conditions as the corresponding Company Group Class B Units (as modified pursuant to the 2.0x Modification). As of immediately following the effective time, the Converted Class A Units held by the Holdback Executives (in addition to any other Class A Units held by the Holdback Executive) were automatically reclassified into a number of vested and unvested units designed to track 313 Acquisition’s interests in the VSLR common stock, Mosaic Class A common stock, common stock of Vivint Wireless, Inc. (“VW”) and its other property, in each case held as of the effective time, subject to the same vesting terms and conditions as the corresponding Converted Class A Units, as applicable (the “tracking units”). The number of each class of tracking unit to be issued to the Holdback Executives was determined on a pro rata basis using the relative value of the shares of VSLR common stock, Mosaic Class A common stock and VW common stock and other property held by 313 Acquisition as of immediately following the effective time. On the first anniversary of the closing date of the merger, 10% of any then-vested tracking units held by the Holdback Executives (other than other property tracking units), less any amounts previously sold by, or distributed to, Holdback Executives in connection with sales of shares of VSLR common stock, Mosaic Class A common stock and VW common stock by 313 Acquisition, will be redeemed by 313 Acquisition for the shares of VSLR common stock, Mosaic Class A common stock and VW common stock underlying such tracking units in accordance with the terms and conditions of the 313 LLCA. Following the second anniversary of the closing date of the merger, upon written request to 313 Acquisition by a Holdback Executive, 313 Acquisition will promptly redeem all (or any portion) of the then-vested tracking units (other than other property tracking units) held by the Holdback Executives for the shares of VSLR common stock, Mosaic Class A common stock and VW common stock underlying such tracking units in accordance with the terms and conditions of the 313 LLCA. 313 Acquisition will have no obligation to redeem any other property tracking units at any time and may redeem such tracking units, in its sole discretion, in accordance with the terms and conditions of the 313 LLCA. No unvested tracking units held by the Holdback Executives will be redeemed until they become vested.

Adoption of Omnibus Incentive Plan

At the Shareholders Meeting, Mosaic’s shareholders approved the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). A description of the material terms of the Omnibus Incentive Plan is set forth in the section of the Proxy Statement/Consent Solicitation/Prospectus titled “Proposal No. 16-The Incentive Plan Proposal,” which is incorporated herein by reference. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached as an Exhibit 10.1 to this Current Report on Form 8-K.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Todd R. Pedersen,	2019	959,468	—	—	—	910,502	1,869,970
Chief Executive Officer and Director	2018	695,096	105,030	2,670,732	770,213	1,035,452	5,276,523
	2017	674,469	—	—	822,558	1,012,282	2,509,309
Dale R. Gerard, Interim Chief Financial Officer	2019	422,511	333,333	—	—	84,110	839,954
Mark J. Davies,	2019	559,715	833,333	—	—	124,391	1,517,439
Former Chief Financial Officer	2018	631,905	1,310,738	455,167	—	138,504	2,536,314
	2017	613,154	370,800	—	—	127,267	1,111,221
Alex J. Dunn,	2019	959,468	—	—	—	661,679	1,621,147
President and Director	2018	695,096	105,030	2,670,732	770,213	889,305	5,130,376
	2017	674,469	—	—	822,558	877,021	2,374,048
Matthew J. Eyring,	2019	650,495	833,333	—	—	101,925	1,585,753
Executive Vice President, General Manager of Inside Sales	2018	631,905	1,310,738	596,000	—	107,724	2,646,367
	2017	613,154	370,800	—	—	100,618	1,084,572
Todd M. Santiago,	2019	650,495	833,333	—	—	195,426	1,679,254
Executive Vice President, General Manager of Retail	2018	631,905	1,310,738	596,000	—	144,586	2,683,229
	2017	613,154	370,800	—	—	137,786	1,121,740

(1)

Effective March 4, 2019, the base salaries of Messrs. Pedersen and Dunn were increased from $700,194 to $1,021,200. Effective April 1, 2019 the base salaries of Messrs. Davies, Eyring and Santiago, from $636,540 to $655,636. The base salary of Mr. Gerard increased from $358,182 to $412,000 effective April 1, 2019 and increased further to $532,000, effective October 14, 2019.

(2)

The amounts reported in this column for 2019 represent retention bonuses paid for Messrs. Gerard, Davies, Eyring and Santiago as described in “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—2018 Retention Awards”. The Committee has not yet determined the payouts to our NEOs pursuant to the discretionary portion of the 2019 annual cash incentive awards described above under “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—Fiscal 2019 Management Bonus”. We expect these amounts to be determined in March 2020.

(3)

The Committee has not yet determined the payouts to our NEOs pursuant to the 2019 annual cash incentive awards described above under “—Compensation Discussion and Analysis-Compensation Elements—Bonuses—Fiscal 2019 Management Bonus”. We expect these amounts to be determined in March 2020.

(4)	Amounts reported under All Other Compensation for fiscal 2019 reflect the following:

(a)

as to Mr. Pedersen, $77,430 additional cash compensation paid to Mr. Pedersen pursuant to his prior employment agreement, which was amended and restated March 4, 2019 (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements”), reimbursement for health insurance premiums, excess liability insurance premiums, $23,124 in country club membership fees, $35,935 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, event tickets (for which we incurred no incremental costs), fuel expenses, $93,750 in reimbursements for financial advisory services provided to Mr. Pedersen, other miscellaneous personal benefits and $418,514 reimbursed for taxes with respect to perquisites. In addition, Mr. Pedersen reimburses the Company for the aggregate variable costs associated with his personal use of the Company leased aircraft in accordance with the time-sharing agreement described under “Compensation Discussion and Analysis-Compensation Elements-Benefits and Perquisites.” While maintenance costs are not included in the reimbursement amount under the time-sharing agreement, the Company has determined it is appropriate to allocate a portion of the maintenance costs when calculating the aggregate incremental cost associated with personal use of the Company aircraft for purposes of SEC disclosure. Therefore, amounts reported also reflect $198,688 in maintenance costs allocated on the basis of the proportion of personal use. In addition, family members and friends of Mr. Pedersen have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred $20,185 of incremental costs;

(b)

as to Mr. Gerard $27,809 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, event tickets (for which we incurred no incremental costs), excess liability insurance premiums, fuel expenses and $36,431 reimbursed for taxes owed with respect to perquisites;

(c)

as to Mr. Davies, $44,085 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), excess liability insurance premiums, fuel expenses and $55,003 reimbursed for taxes owed with respect to perquisites;

(d)

as to Mr. Dunn, $77,430 additional cash compensation paid to Mr. Dunn pursuant to his prior employment agreement, which was amended and restated March 4, 2019 (see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements”), reimbursement for health insurance premiums, excess liability insurance premiums, the value of meals in the Company cafeteria, country club membership fees, $41,604 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, event tickets (for which we incurred no incremental costs) and Company paid personal travel, $93,750 in reimbursements for financial advisory services provided to Mr. Dunn, other miscellaneous personal benefits and $276,198 reimbursed for taxes with respect to perquisites. In addition, Mr. Dunn reimburses the Company for the aggregate variable costs associated with his personal use of the Company leased aircraft in accordance with the time-sharing agreement described under “Compensation Discussion and Analysis-Compensation Elements-Benefits and Perquisites.” As discussed in footnote 6(a) above, amounts reported reflect a similar allocation of $84,471 in maintenance costs associated with Mr. Dunn’s personal use of the Company leased aircraft. In addition, family members and friends of Mr. Dunn have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred $39,948 of incremental costs;

(e)

as to Mr. Eyring, $32,154 in actual Company expenditures for use, including business use, of a Company car, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), the value of meals in the Company cafeteria, excess liability insurance premiums, fuel expenses, alarm system fees and $39,862 reimbursed for taxes owed with respect to perquisites; and

(f)

as to Mr. Santiago, $34,474 in actual Company expenditures for use, including business use, of a Company car, alarm system fees, reimbursement for health insurance premiums, country club membership fees, event tickets (for which we incurred no incremental costs), Company paid personal travel, the value of meals in the Company cafeteria, excess liability insurance premiums, fuel expenses, and $99,454 reimbursed for taxes owed with respect to perquisites. In addition, family members and friends of Mr. Santiago have, in limited circumstances, accompanied him on business travel on the Company leased aircraft for which we incurred de minimis incremental costs.

(6)	Total amounts reported for each NEO do not include amounts relating to their fiscal 2019 annual cash incentive awards, which are expected to be determined in March 2020.

Grants of Plan-Based Awards in 2019

The following table provides supplemental information relating to grants of plan-based awards made to our NEOs during 2019.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Todd R. Pedersen	2,840	540,900	1,622,700
Dale R. Gerard	832	158,442	475,326
Mark J. Davies (2)	1,549	295,037	885,111
Alex Dunn	2,840	540,900	1,622,700
Matthew J. Eyring	4,426	295,037	885,111
Todd M. Santiago	22,128	295,037	885,111

(1)

Reflects the possible payouts of cash incentive compensation to Messrs. Pedersen and Dunn under the fiscal 2019 management bonus. We expect that the actual amounts to be paid will be determined in March 2020.

(2)	Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019 and is not entitled to any future payouts associated with the fiscal 2019 management bonus.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements

Employment Agreements with Messrs. Pedersen and Dunn

The employment agreements in effect in 2019 with our Chief Executive Officer (CEO), Todd Pedersen, and our President, Alex Dunn, contain substantially similar terms. The principal terms of each of these agreements are summarized below, except with respect to potential payments and other benefits upon specified terminations, which are summarized below under “-Potential Payments Upon Termination or Change in Control.” We initially entered into employment agreements with Messrs. Pedersen and Dunn on August 7, 2014 (the “2014 Employment Agreements”) and we amended and restated these employment agreements on March 4, 2019.

Each amended and restated employment agreement provides for a term ending on March 4, 2022 and extends automatically for additional one-year periods unless either party elects not to extend the term. Under the amended and restated employment agreements, each executive is eligible to receive a minimum base salary, specified below, and an annual bonus based on the achievement of specified financial goals as determined by us. If these goals are achieved, the executive may receive an annual incentive cash bonus as provided below.

Mr. Pedersen’s amended and restated employment agreement provides that he is to serve as CEO and is eligible to receive a base salary originally set at $1,021,200, subject to periodic review and increase, but not decrease. Mr. Pedersen is also eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year minus (y) $300,000, if targets established by us are achieved.

Mr. Dunn’s amended and restated employment agreement provides that he is to serve as President and is eligible to receive a base salary originally set at $1,021,200, subject to periodic review and increase, but not decrease. Mr. Dunn is also eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year minus (y) $300,000, if targets established by us are achieved.

In addition, each amended and restated employment agreement provides Messrs. Pedersen and Dunn with annual reimbursements of up to $125,000 in respect of expenses incurred by the executive related to the engagement of a financial advisor by the executive to provide the executive with customary financial advice. Any such reimbursements to the executive will be considered taxable income to the executive and the executive will be entitled to tax “gross up” payments in respect thereof.

Each executive officer is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Each of the amended and restated employment agreements also contains restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of our employees and customers and affiliates at all times during employment, and for two years after any termination of employment. These covenants are substantially the same as the covenants Messrs. Pedersen and Dunn agreed to in connection with their receipt of Class B Units summarized below under “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Equity Awards-Restrictive Covenants”.

The amended and restated employment agreements are substantially identical to the 2014 Employment Agreements that were in effect until March 4, 2019, except that:

•	the 2014 Employment Agreements provided for a term ending on November 16, 2017, with automatic extensions for additional one-year periods unless either party elects not to extend the term;

•	the 2014 Employment Agreements provided for base salaries originally set at $500,000, subject to annual review and increase, but not decrease, which base salaries were increased as set forth below:

Effective as of January 1, 2015 ($)	Effective as of July 25, 2016 ($)	Effective as of April 1, 2017 ($)	Effective as of April 1, 2018 ($)
525,000	660,000	679,800	700,194

•

The 2014 Employment Agreements provided that Messrs. Pedersen and Dunn were each eligible to receive a target bonus equal to the sum of (x) 100% of his annual base salary at the end of the fiscal year;

•

the 2014 Employment Agreements provided for an annual payment equal to $300,000 per year, subject to all applicable taxes and withholdings, intended to be used to reimburse the Company for the costs of the executive’s personal use of the company airplane; and

•

the 2014 Employment Agreements provided for access to a financial advisor to provide the executive with customary financial advice, subject to a combined aggregate cap of $250,000 on such professional fees for Messrs. Pedersen and Dunn.

Employment Agreements with Messrs. Davies, Eyring and Santiago

On March 8, 2016, we entered into employment agreements with certain of our officers, including Messrs. Davies, Eyring and Santiago. The employment agreements with Messrs. Davies, Eyring and Santiago contain substantially similar terms. The principal terms of each of these agreements are summarized below.

The employment agreement with each of these NEOs provides for a term ending on March 8, 2019, which extends automatically for additional one-year periods unless either party elects not to extend the term. Under the employment agreements, each executive is eligible to receive a minimum base salary, and an annual bonus award with a target amount equal to a percentage of his base salary. The current annual base salary of each of Messrs. Davies, Eyring and Santiago is $655,636, and each of them is eligible to earn an annual bonus award with a target amount equal to 60% of their base salary at the end of the performance period. If the employment of Messrs. Davies, Eyring or Santiago terminates for any reason, the executive is entitled to receive: (1) any base salary accrued through the date of termination; (2) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (3) such employee benefits, if any, as to which the executive may be entitled under the Company’s employee benefit plans (the payments and benefits described in (1) through (3) being “accrued rights”).

If the employment of Messrs. Davies, Eyring or Santiago is terminated by us without “cause” (as defined below) and other than by reason of death or while he is disabled (any such termination, a “qualifying termination”), such executive is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of the Company and its affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 150% of the executive’s then-current base salary plus 150% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 18 months (the “COBRA payment”).

For purposes of their respective employment agreements, the term “cause” means the executive’s continued failure to substantially perform his employment duties for a period of 10 days following written notice from the Company; any dishonesty in the performance of the executive’s employment duties that is materially injurious to the Company; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of the restrictive covenants set forth in the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Each executive officer is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Each of the employment agreements also contains restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of the Company’s employees and customers and affiliates at all times during employment, and for 18 months after any termination of employment.

Equity Awards

Class B Unit Equity Awards

As a condition to receiving his Class B Units, each NEO was required to enter into a subscription agreement with us and 313 Acquisition and to become a party to the limited liability company agreement of 313 Acquisition as well as a securityholders agreement. These agreements generally govern the NEO’s rights with respect to the Class B Units and contain certain rights and obligations of the parties thereto with respect to vesting, governance, distributions, indemnification, voting, transfer restrictions and rights, including put and call rights, tag-along rights, drag-along rights, registration rights and rights of first refusal, and certain other matters.

Vesting Terms

Following the Modification, the Class B Units were divided into two time-vesting portion (each 1/3 of the Class B Units granted) and a 2.0x exit-vesting portion (1/3 of the Class B Units granted). Following the Modification, the time-vesting Class B Units and the 2.0 exit-vesting Class B Units had the following vesting terms:

•

Time-Vesting Units: As to one of the time-vesting portions of the Class B Units (representing 1/2 of the time-vesting Class B Units granted), twelve months after the initial “vesting reference date”, as defined in the applicable subscription agreement, 20% of the NEO’s time-vesting Class B Units will vest, subject to continued employment through such date. The “vesting reference date” for Messrs. Pedersen and Dunn is November 16, 2012, the date of the grant of their Class B Units. The “vesting reference” date for the Class B Units granted to Messrs. Gerard, Eyring and Santiago on August 12, 2013 is also November 16, 2012 and the “vesting reference date” for the Class B Units granted to Mr. Davies on March 3, 2014 is November 4, 2013, which is the date he commenced employment with us. The “vesting reference” date for the Class B Units granted to Messrs. Davies, Eyring, Gerard and Santiago on September 20, 2016 is August 1, 2016 (July 31, 2016 for Mr. Santiago). Thereafter, an additional 20% of the NEO’s time-vesting Class B Units will vest every year until he is fully vested, subject to his continued employment through each vesting date. Notwithstanding the foregoing, these time-vesting Class B Units will become fully vested upon a change of control (as defined in the securityholders agreement) that occurs while the NEO is still employed by us. In addition, as to Messrs. Pedersen and Dunn, these time-vesting Class B Units will also continue to vest for one year following a termination by 313 Acquisition without “cause” (excluding by reason of death or disability) or resignation by the executive for “good reason,” each as defined in the executive’s employment agreement (any such termination, a “qualifying termination”). As to the other time-vesting portion of the Class B Units (representing 1/2 of the time-vesting Class B Units granted which were originally 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units in accordance with the Modification), such Class B Units become vested, subject to the applicable participant’s continued employment with the Company or its subsidiaries through the applicable vesting date, with respect to 20% of such Class B Units on each of the first five anniversaries of June 12, 2018; provided, that in the event of a change of control during the applicable participant’s continued employment with the Company or its subsidiaries, such Class B Units shall, to the extent not then vested or previously forfeited or cancelled, become fully vested.

•

2.0x Exit-Vesting Units: The 2.0x exit-vesting Class B Units vest if the NEO is employed by us when and if Blackstone receives cash proceeds in respect of its Class A Units equal to a return equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A Units. In addition, as to Messrs. Pedersen and Dunn, the 2.0x exit-vesting Class B Units will remain eligible to vest for one year following a qualifying termination if a change of control occurs during such one-year period and, as a result of such change of control, the 2.0x exit-vesting conditions are met. As to Messrs. Gerard, Davies, Eyring and Santiago, the 2.0x exit-vesting Class B Units will remain eligible to vest for six months following a termination by 313 Acquisition without “cause” (as defined for the purposes of the employment agreement) and other than by reason of death or while he is disabled if the applicable vesting criteria are satisfied during the six-month period. If the exit-vesting units do not become vested following the end of the six-month period, they will be forfeited without consideration.

In connection with the merger, the equity awards were treated as described under “—Compensation Discussion and Analysis—Treatment of Equity Incentive Awards in Connection with the Merger” above.

Put Rights

Prior to an initial public offering, if an executive officer’s employment is terminated due to death or disability, such executive had the right, subject to specified limitations and for a specified period following the termination date, to cause 313 Acquisition to purchase on one occasion all, but not less than all, of such executive’s vested Class B Units, in either case, at the fair market value of such units. The SARs granted to Mr. Gerard had substantially similar put rights with respect to any equity issued in respect of an exercised SAR; provided, that Mr. Gerard’s right to put such equity was with respect to the issuer of such equity (which could include, but was not limited to 313 Acquisition). Following the merger, the NEOs no longer have put rights with respect to the Class B Units or the SARs, as applicable.

Call Rights Regarding Messrs. Pedersen’s and Dunn’s Class B Units

If Messrs. Pedersen or Dunn were terminated for any reason, or in the event of a restrictive covenant violation, 313 Acquisition (or if 313 Acquisition declined to exercise such right, The Blackstone Group, Inc. (the “Sponsor”)) had the right, for a specified period following the termination of such executive’s employment, to purchase all of such executive’s vested Class B Units as follows:

Triggering Event	Call Price	Put Price
Death or Disability	fair market value	fair market value
Termination With Cause or Voluntary Resignation When Grounds Exist for Cause	lesser of (a) fair market value and (b) cost	N/A
Termination Without Cause or Resignation For Good Reason	fair market value	N/A
Voluntary Resignation Without Good Reason Prior to November 16, 2014	lesser of (a) fair market value and (b) cost	N/A
Voluntary Resignation on or After November 16, 2014	fair market value	N/A
Restrictive Covenant Violation	lesser of (a) fair market value and (b) cost	N/A

Call Rights Regarding Other Executive Officers’ Class B Units and SARs

With respect to our other executive officers, if the executive officer was terminated for any reason, in the event of a restrictive covenant violation or if the executive engages in any conduct that would be a violation of a restrictive covenant set forth in the executive’s management unit subscription agreement but for the fact that the conduct occurred outside the relevant periods (any such conduct “Competitive Activity”), then 313 Acquisition (or if 313 Acquisition declined to exercise such right, the Sponsor) had the right, for a specified period following the termination of such executive’s employment, to purchase all of such executive’s vested Class B Units as follows:

Triggering Event	Call Price	Put Price
Death or Disability	fair market value	fair market value
Termination With Cause or Voluntary Resignation When Grounds Exist for Cause	lesser of (a) fair market value and (b) cost	N/A
Termination Without Cause	fair market value	N/A
Voluntary Resignation Prior to November 16, 2014, or, if Later, the Second Anniversary of Date of Hire	lesser of (a) fair market value and (b) cost	N/A
Voluntary Resignation on or After November 16, 2014, or, if Later, the Second Anniversary of Date of Hire	fair market value	N/A
Restrictive Covenant Violation	lesser of (a) fair market value and (b) cost	N/A
Competitive Activity Not Constituting a Restrictive Covenant Violation	fair market value	N/A

The SARs granted to Mr. Gerard had substantially similar repurchase rights with respect to any equity issued in respect of an exercised SAR; provided, that (i) the right to repurchase such equity was held by the issuer of the equity (or if such issuer declined to exercise such right, 313 Acquisition or the Sponsor) and (ii) the triggering events with respect to voluntary resignations related to the second anniversary of the vesting start date for such SARs as opposed to the later of November 16, 2014 and the second anniversary of the date of hire. Following the merger, there are no longer call rights with respect to the Class B Units or the SARs, as applicable.

Restrictive Covenants

In addition, as a condition of receiving Class B Units, and in the case of Mr. Gerard, SARs, our executive officers agreed to specified restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-disparagement, non-competition and non-solicitation of our employees and customers and affiliates at all times during the NEO’s employment, and for specified periods after any termination of employment as set forth in the subscription agreement (two years for Messrs. Pedersen and Dunn and one-year non-compete and non-solicit periods and a three-year non-disparagement period for each of our other NEOs).

Vivint Group SARs

The Company’s subsidiary, Vivint Group awarded SARs to Mr. Gerard, pursuant to the Vivint Group Plan. The SARs are subject to vesting conditions consistent with the Class B Units described above.

Additional terms regarding the equity awards are summarized above under “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Compensation” and under “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2019 Fiscal Year-End

Class B Unit Equity Awards and SARs

The following table provides information regarding outstanding equity awards for our NEOs as of December 31, 2019.

	Stock Awards					Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Securities Underlying Unexercised Options - Exercisable (#) (4)	Number of Securities Underlying Unexercised Options - Unexercisable (#) (5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (6)	Option Exercise Price ($)	Option Expiration Date
Class B Units
Todd R. Pedersen	11/16/2012	5,623,059	(2)	7,028,243	(2)
Dale R. Gerard	9/20/2016	200,000	(2)	166,667	(2)
	7/12/2013	266,667	(2)	333,333	(2)
Mark J. Davies (7)	9/20/2016	—	(2)	—	(2)
	3/3/2014	—	(2)	—	(2)
Alex J. Dunn	11/16/2012	5,623,059	(2)	7,028,243	(2)
Matthew J. Eyring	9/20/2016	340,000	(2)	283,333	(2)
	7/12/2013	1,153,333	(2)	1,441,667	(2)
Todd M. Santiago	9/20/2016	340,000	(2)	283,333	(2)
	7/12/2013	1,153,333	(2)	1,441,667	(2)
SARs
Dale R. Gerard	6/8/2018					33,333	133,334	83,333	1.76	6/8/2028

(1)

Consists of time-vesting Class B Units (including the 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units pursuant to the Modification). The following provides information with respect to the vesting schedules of the time-vesting Class B Units held by our NEOs:

•	Mr. Pedersen—of these outstanding time-vesting Class B Units, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Gerard—of these outstanding time-vesting Class B Units, 66,667 of the Class B Units granted on September 20, 2016 vest in two equal installments on August 1, 2020 and August 1, 2021, and 133,333 of the Class B Units granted on September 20, 2016 , and all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•	Mr. Dunn—of these outstanding time-vesting Class B Units, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Eyring—of these outstanding time-vesting Class B Units, 113,333 of the Class B Units granted on September 20, 2016 vest in two equal installments on August 1, 2020 and August 1, 2021, and 226,667 of the Class B Units granted on September 20, 2016 and all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

•

Mr. Santiago—of these outstanding time-vesting Class B Units, 113,333 of the Class B Units granted on September 20, 2016 vest in two equal installments on July 31, 2020 and July 31, 2021, and 226,667 of the Class B Units granted on September 20, 2016 all of the Class B Units granted on July 12, 2013 vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

Additional terms of these time-vesting Class B Units are summarized under “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Compensation,” “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Equity Awards” and “Potential Payments Upon Termination or Change in Control.” Vesting of the time-vesting Class B Units (including the 3.0x exit-vesting Class B Units which were converted into time-vesting Class B Units pursuant to the Modification) will be accelerated upon a change of control that occurs while the executive is still employed by us and, as to Messrs. Pedersen and Dunn, will also continue to vest for one year following a qualifying termination, each as described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards.”

(2)	Because there was no public market for the Class B Units as of December 31, 2019, the market value of such units was not determinable as of such date.

(3)

Reflects 2.0x exit-vesting Class B Units. Unvested 2.0x exit-vesting Class B Units vest as described under the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards” section above. As to (i) Messrs. Pedersen and Dunn, the 2.0x exit-vesting Class B Units will remain eligible to vest for one year following a qualifying termination if a change of control occurs during such one-year period and, as a result of such change of control, the respective exit-vesting conditions are met, and (ii) as to Messrs. Gerard, Eyring and Santiago, 2.0x exit-vesting Class B Units will remain outstanding and eligible to vest for a six-month period following a termination by us without “cause” (as defined for the purposes of his employment agreement or award agreement, as applicable) and other than by reason of death or while he is disabled if the applicable vesting criteria are satisfied during the six-month period, each as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards.”

(4)	Reflects vested SARs.

(5)	Reflects outstanding time-vesting SARs. Of these, all vest in four equal installments on June 12, 2020, June 12, 2021, June 12, 2022 and June 12, 2023.

(6)

Reflects 2.0x exit-vesting SARs. Unvested 2.0x exit-vesting SARs vest as described under the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards” section above.

(7)	Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. As a result of Mr. Davies’ departure, all of his unvested Class B Units were forfeited.

Following the completion of the merger, the NEOs owned the following outstanding equity awards of New Vivint:

Mr. Gerard: 30,067 shares of New Vivint Class A common stock, 48,948 restricted shares of New Vivint Class A common stock, 2,880 vested New Vivint stock appreciation rights and 18,723 unvested New Vivint stock appreciation rights. The restricted shares of New Vivint Class A common stock held by Mr. Gerard vest as follows: (a) 27,193 vest in four equal annual installments beginning on January 17, 2021 and (b) 21,755 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) if certain performance thresholds are achieved. The New Vivint stock appreciation rights have an exercise price of $20.41 and the unvested New Vivint stock appreciation rights vest as follows: (a) 11,522 vest in four equal annual installments beginning on June 12, 2020, and (b) 7,201 vest in four equal annual installments beginning on January 17, 2021, in each case, subject to acceleration upon a change in control of New Vivint or in the case of (b) if certain performance thresholds are achieved.

Mr. Eyring: 85,842 shares of New Vivint Class A common stock and 211,700 restricted shares of New Vivint Class A common stock. The restricted shares of New Vivint Class A common stock held by Mr. Eyring vest as follows: (a) 117,611 vest in four equal annual installments beginning on January 17, 2021 and (b) 94,089 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) upon achievement of certain performance thresholds.

Mr. Santiago: 241,598 shares of New Vivint Class A common stock and 211,700 restricted shares of New Vivint Class A common stock. The restricted shares of New Vivint Class A common stock held by Mr. Santiago vest as follows: (a) 117,611 vest in four equal annual installments beginning on January 17, 2021 and (b) 94,089 vest in four equal annual installments beginning on June 12, 2020, in each case, subject to acceleration upon a change in control of 313 Acquisition or in the case of (b) upon achievement of certain performance thresholds.

Messrs. Gerard, Eyring and Santiago are also entitled to receive the following number of shares of New Vivint Class A common stock if, from the closing of the merger until the fifth anniversary thereof, the volume-weighted average price per share of the New Vivint Class A common stock exceeds certain thresholds as described below.

Mr. Gerard: 36,608 shares of New Vivint Class A common stock.

Mr. Eyring: 107,891 shares of New Vivint Class A common stock.

Mr. Santiago: 107,891 shares of New Vivint Class A common stock.

Of these shares, one-third will be issued if the volume-weighted average price per share of the New Vivint Class A Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period, one-third will be issued if the volume-weighted average price per share of the New Vivint Class A Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period, and one-third will be issued if the volume-weighted average price per share of the New Vivint Class A Common Stock exceeds $17.50 for any 20 trading days within any 30 trading day period. The issuance of such shares are subject to certain adjustments, including pro rata adjustments, set forth in the merger agreement.

As discussed above, the Class B Units held by Messrs. Pedersen and Dunn prior to the merger were converted into Class A Units rather than equity of New Vivint.

Option Exercises and Stock Vested in 2019

The following table provides information regarding the equity held by our NEOs that vested during 2019.

	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Class B Units
Todd R. Pedersen	1,405,649	(1)
Dale R. Gerard	133,333	(1)
Mark J. Davies	53,333	(1)
Alex J. Dunn	1,405,649	(1)
Matt J. Eyring	401,667	(1)
Todd M. Santiago	401,667	(1)

(1)	Because there was no public market for the Class B Units as of the applicable vesting date, the market value of such units on the vesting date was not determinable.

Pension Benefits

We have no pension benefits for our executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

The following section describes the potential payments and benefits that would have been payable to our NEOs under existing plans and contractual arrangements assuming (1) a termination of employment or (2) a change of control occurred, in each case, on December 31, 2019, the last business day of fiscal 2019. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include distributions of plan balances under our 401(k) savings plan and similar items.

Messrs. Pedersen and Dunn

Pursuant to their respective employment agreements, if Mr. Pedersen’s or Mr. Dunn’s employment terminates for any reason, the applicable executive is entitled to receive: (1) any base salary accrued through the date of termination; (2) any annual bonus earned, but unpaid, as of the date of termination; (3) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (4) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (4) “accrued rights”).

If the employment of Messrs. Pedersen and Dunn is terminated by us without “cause” (as defined below) (other than by reason of death or while he is disabled) or if either executive resigns with “good reason” (as defined below) (any such termination, a “qualifying termination”), such executive is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of us and our affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements and described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards”:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 200% of the executive’s then-current base salary plus 200% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 24 months (the “COBRA payment”).

For purposes of the employment agreements of each of Messrs. Pedersen and Dunn, the term “cause” means the executive’s continued failure to substantially perform his employment duties for a period of ten (10) days; any dishonesty in the performance of the executive’s employment duties that is materially injurious to us; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of any covenants set forth in the employment agreements, including the restrictive covenants set forth therein. A termination for “good reason” is deemed to occur upon specified events, including: a material reduction in the executive’s base salary; a material reduction in the executive’s authority or responsibilities; specified relocation events; or our breach of any of the provisions of the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

Messrs. Eyring and Santiago

Pursuant to their respective employment agreements, if the employment of Messrs. Eyring or Santiago terminates for any reason, the executive is entitled to receive: (1) any base salary accrued through the date of termination; (2) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (3) such employee benefits, if any, as to which the executive may be entitled under the Company’s employee benefit plans (the payments and benefits described in (1) through (3) being “accrued rights”).

If the employment of Messrs. Eyring or Santiago is terminated by us without “cause” (as defined below) and other than by reason of death or while he is disabled (any such termination, a “qualifying termination”), such executive is entitled to the accrued rights and, conditioned upon execution and non-revocation of a release and waiver of claims in favor of the Company and its affiliates, and continued compliance with the non-compete, non-solicitation, non-disparagement, and confidentiality provisions set forth in the employment agreements:

•	a pro rata portion of his target annual bonus based upon the portion of the fiscal year during which the executive was employed (the “pro rata bonus”);

•

a lump-sum cash payment equal to 150% of the executive’s then-current base salary plus 150% of the actual bonus the executive received in respect of the immediately preceding fiscal year (or, if a termination of employment occurs prior to any annual bonus becoming payable under his employment agreement, the target bonus for the immediately preceding fiscal year); and

•

a lump-sum cash payment equal to the cost of the health and welfare benefits for the executive and his dependents, at the levels at which the executive received benefits on the date of termination, for 18 months (the “COBRA payment”).

Under the employment agreements for Messrs. Eyring, and Santiago, “cause” means the executive’s continued failure to substantially perform his employment duties for a period of ten (10) days following written notice from the Company; any dishonesty in the performance of the executive’s employment duties that is materially injurious to the Company; act(s) on the executive’s part constituting either a felony or a misdemeanor involving moral turpitude; the executive’s willful malfeasance or misconduct in connection with his employment duties that causes substantial injury to us; or the executive’s material breach of the restrictive covenants set forth in the employment agreements. Each of the foregoing events is subject to specified notice and cure periods.

In the event of the executive’s termination of employment due to death or disability, he will only be entitled to the accrued rights, the pro rata bonus payment, and the COBRA payment.

The following table lists the payments and benefits that would have been triggered for Messrs. Pedersen, Gerard, Dunn, Eyring and Santiago under the circumstances described below assuming that the applicable triggering event occurred on December 31, 2019. Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. He did not receive any severance or other benefit payments as a result of his departure.

Name	Cash Severance ($) (1)	Prorated Bonus ($) (2)	Continuation of Health Benefits ($) (3)	Accrued But Unused Vacation ($)	Value of Accelerated Equity ($) (4)	Total ($)
Todd R. Pedersen
Termination Without Cause or for Good Reason	3,792,885	721,200	31,838	—	—	4,545,923
Change of Control	—	—	—	—	—	—
Death or Disability	—	721,200	31,838	—	—	753,038
Dale R. Gerard
Termination Without Cause or for Good Reason	—	333,333	—	—	—	333,333
Change of Control	—	—	—	—	—	—
Death or Disability	—	333,333	—	—	—	333,333
Mark J. Davies (5)
Termination Without Cause or for Good Reason	—	—	—	—	—	—
Change of Control	—	—	—	—	—	—
Death or Disability	—	—	—	—	—	—
Alex J. Dunn
Termination Without Cause or for Good Reason	3,792,885	721,200	31,838	—	—	4,545,923
Change of Control	—	—	—	—	—	—
Death or Disability	—	721,200	31,838	—	—	753,038
Matthew J. Eyring
Termination Without Cause or for Good Reason	1,699,562	1,226,715	23,879	—	—	2,950,156
Change of Control	—	—	—	—	—	—
Death or Disability	—	1,226,715	—	—	—	1,226,715
Todd M. Santiago
Termination Without Cause or for Good Reason	1,699,562	1,226,715	23,879	—	—	2,950,156
Change of Control	—	—	—	—	—	—
Death or Disability	—	1,226,715	—	—	—	1,226,715

(1)

Messrs. Pedersen and Dunn’s cash severance reflects a lump sum cash payment equal to the sum of (x) 200% of the executive’s base salary of $1,021,200 and (y) 200% of the executive’s respective actual annual bonus paid for the preceding fiscal year. For fiscal 2018, Messrs. Pedersen and Dunn each received an annual bonus of $875,243. Messrs. Eyring and Santiago’s cash severance reflects a lump sum cash payment equal to the sum of (x) 150% of the executive’s base salary of $655,636 and (y) 150% of the executive’s respective actual annual bonus paid for the preceding fiscal year. For fiscal 2018, Messrs. Eyring and Santiago each received an annual bonus of $477,405.

(2)

For Messrs. Pedersen, Dunn, Eyring and Santiago the amounts reflect the executive’s target bonus for the 12 completed months of employment for the 2019 fiscal. For Messrs. Gerard, Eyring and Santiago amounts also reflect their retention bonuses as described in “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—2018 Retention Awards”.

(3)

For Messrs. Pedersen and Dunn reflects the cost of providing the executive officer with continued health and welfare benefits for the executive and his dependents under COBRA for 24 months and assuming 2019 rates. For Messrs. Eyring and Santiago reflects the cost of providing the executive officer with continued health and welfare benefits for the executive and his dependents under COBRA for 18 months and assuming 2019 rates.

(4)

Upon a change of control each of Messrs. Pedersen’s, Gerard’s, Dunn’s, Eyring’s and Santiago’s unvested time-vesting Class B Units (including the 3.0x exit-vesting Class B Units that were converted to time-vesting Class B Units pursuant to the Modification) would become immediately vested. However, because there was no public market for the Class B Units as of December 31, 2019, the market value of such Class B Units was not determinable. In addition, the unvested 2.0x exit-vesting Class B Units would vest upon a change of control if the exit-vesting hurdle is met. Amounts reported assume that the exit-vesting Class B Units do not vest upon a change of control.

(5)

Mr. Davies resigned from his position as the Company’s Chief Financial Officer, effective October 14, 2019. Mr. Davies did not receive any severance or other benefit payments as a result of his departure.

Messrs. Gerard, Davies, Eyring and Santiago

In addition, as described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards—Restrictive Covenants,” as a condition of receiving their Class B Units (and in the case of Mr. Gerard, his SARs), Messrs. Gerard, Davies, Eyring and Santiago agreed to specified restrictive covenants for specified periods upon a termination of employment, including an indefinite covenant on confidentiality of information, and one-year non-competition and non-solicitation covenants and a three-year non-disparagement covenant.

Director Compensation

The members of our board of directors other than David D’Alessandro, who was elected to the board of directors in fiscal 2013, and Paul Galant and Joseph S. Tibbetts, Jr., who were elected to the board of directors in October 2015, received no additional compensation for serving on the board of directors or our Audit Committee or APX Group Compensation Committee during 2019.

In connection with the election of each of Messrs. D’Alessandro, Galant and Tibbetts, the Company entered into a letter agreement setting forth the compensation terms related to his service on the board of directors. Pursuant to their respective letter agreements, the Company will pay each of them an annual retainer of $150,000 per year, and Messrs. D’Alessandro, Galant and Tibbetts will not be eligible for any bonus amounts or be eligible to participate in any of the Company’s employee benefit plans.

In addition, in 2013, an affiliate of Mr. D’Alessandro was granted 500,000 Class B Units, which are similar to the Class B Units granted to the NEOs. The Class B Units were initially divided into a time-vesting portion (one-third of the Class B Units granted), a 2.0x exit-vesting portion (one-third of the Class B Units granted), and a 3.0x exit-vesting portion (one-third of the Class B Units granted). The vesting terms of these units, which have a “vesting reference date” of July 18, 2013, are substantially similar to the Class B Units previously granted to our NEOs and are described under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards—Equity Awards”. Subsequently, in March 2019, 313 Acquisition entered into an agreement with the affiliate of Mr. D’Alessandro which provided that the 2.0x exit-vesting portion of the Class B Units and 3.0x exit portion of the Class B Units would be further modified such that (i) the 2.0x exit-vesting portion will instead vest on the earlier to occur of (x) March 4, 2020, and (y) a change of control and (ii) the 3.0x exit-vesting portion will instead vest on the earlier to occur of (x) March 4, 2021, and (y) a change of control, subject, in each case, to Mr. D’Alessandro continuing to serve on the board of directors as of such date.

On September 20, 2016, each of Messrs. Galant and Tibbetts was granted an award of SARs pursuant to the Vivint Group Plan covering 84,034 shares of common stock of Vivint Group with a strike price of $1.19 per share, which became vested and exercisable on July 1, 2017. In connection with the spin-off of Vivint Wireless, Inc. in 2019, the strike price of the SARs held by Messrs. Galant and Tibbetts was reduced to $1.1637. Upon exercise of a vested SAR, Vivint Smart Home shall pay the holder an amount in cash, shares of common stock of Vivint Group, shares or units of capital stock of 313 Acquisition or one of 313 Acquisition’s majority-owned subsidiaries that beneficially owns, directly or indirectly, a majority of the voting power of Vivint Group’s capital stock valued at fair market value, or any combination thereof equal to the number of shares subject to such vested SAR which are being exercised, multiplied by the excess of the fair market value of one share over the applicable strike price, and reduced by the aggregate amount of all applicable income and employment taxes required to be withheld.

In addition, on June 8, 2018, each of Messrs. Galant and Tibbetts was granted an award of 180,000 restricted stock units (“RSUs”) and on March 4, 2019, an affiliate of Mr. D’Alessandro was granted an award of 236,111 RSUs, in each case covering an equivalent number of shares of Vivint Group common stock and pursuant to the Vivint Group Plan. The RSUs granted to Messrs. Galant and Tibbetts become vested on each of the first three anniversaries of June 8, 2018. The RSUs granted to the affiliate of Mr. D’Alessandro become vested on each of the first three anniversaries of September 20, 2018. Vested RSUs will be settled as soon as reasonably practicable (and, in any event, within two and one-half months) following the earliest to occur of (x) the termination of a director’s service other than (1) a removal of such director for Cause (as defined in the Vivint Group Plan) or (2) a resignation of such director at a time when grounds exist for a removal for Cause, (y) a Change of Control (as defined in the Vivint Group Plan) and (z) the fifth anniversary of the grant date. Upon settlement of a vested RSU, Vivint Smart Home shall pay the holder an amount equal to one share of common stock of Vivint Group in cash, shares of common stock of Vivint Group, shares or units of capital stock of 313 Acquisition or one of 313 Acquisition’s majority-owned subsidiaries that beneficially owns, directly or indirectly, a majority of the voting power of Vivint Group’s capital stock valued at fair market value or any combination thereof. Prior to an initial public offering, if a director’s service is terminated due to death or disability, such director has the right, subject to specified limitations and for a specified period following the termination date, to cause the Company to purchase on one occasion all, but not less than all, of such director’s vested RSUs, in either case, at the fair market value of such units. In addition, if the director’s service is terminated for any reason other than cause or, with respect to the RSUs granted to Messrs. Galant and Tibbetts, a restrictive covenant violation, if the director terminates his service voluntarily when grounds do not exist for a termination with cause or, with respect to Messrs. Galant and Tibbetts, if the director engages in any conduct that would be a violation of a restrictive covenant set forth in the applicable award agreement but for the fact that the conduct occurred outside the relevant periods (any such conduct a “Competitive Activity”), then the Company has the right, for a specified period following the termination of such director’s service, to purchase all of such director’s vested RSUs at fair market value.

The award agreements with Messrs. Galant and Tibbetts relating to the RSUs contain specified restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-disparagement, non-competition and non-solicitation of our employees and subscribers and affiliates at all times during the director’s service, and for a one-year period after any termination of his service.

In connection with the merger, the Class B Units, SARs and RSUs held by Messrs. D’Alessandro, Galant and Tibbetts were treated as described under “—Compensation Discussion and Analysis—Treatment of Equity Incentive Awards in Connection with the Proposed Merger”.

The following table provides information on the compensation of our non-management directors in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David F. D’Alessandro	150,000	255,000	—	—	—	—	405,000
Paul S. Galant	150,000	—	—	—	—	—	150,000
Bruce McEvoy (2)	—	—	—	—	—	—	—
Jay D. Pauley (2)	—	—	—	—	—	—	—
Joseph S. Tibbetts, Jr.	150,000	—	—	—	—	—	150,000
Peter F. Wallace (2)	—	—	—	—	—	—	—

(1)

The amounts reported in this column for Mr. D’Alessandro reflect the grant date fair value of the RSUs granted to him in 2019, calculated in accordance with Topic 718. As of December 31, 2019, Mr. D’Alessandro held Class B Units as follows: 166,667 unvested Class B Units which will vest subject to his continued service, on the earlier to occur of (x) March 4, 2020, and (y) a change of control, 166,667 unvested Class B Units will vest, subject to his continued service, on the earlier to occur of (x) March 4, 2021, and (y) a change of control and 166,667 vested Class B Units. As of December 31, 2019 Mr. D’Alessandro held RSUs as follows: 157,407 unvested RSUs subject to time-vesting criteria that vest in two equal installments on September 20, 2020 and September 20, 2021 and 78,704 vested RSUs. Each of Messrs. Galant and Tibbetts held 84,034 stock appreciation rights covering shares of common stock of Vivint Group, which became vested and exercisable on July 1, 2017. Messrs. Galant and Tibbetts each held RSUs as follows: 120,000 RSUs subject to time-vesting criteria that vest in two equal installments on June 8, 2020 and June 8, 2021 and 60,000 vested RSUs.

(2)	Employees of Blackstone and Summit Partners do not receive any compensation from us for their services on our Board of Directors.

Compensation of Directors of New Vivint

On January 17, 2020, the board of directors of New Vivint approved a non-employee director compensation program, effective immediately, under which directors other than directors employed by The Blackstone Group Inc., Fortress Investment Group LLC and Summit Partners, L.P.) will receive (i) annual compensation consisting of $150,000 in cash and $120,000 in RSUs; and (ii) reimbursement, in accordance with New Vivint policy or practice, for all reasonable out-of-pocket expenses associated with attendance at board and committee meetings. The chairpersons of the Committee and New Vivint’s audit and nominating and corporate governance committees will also receive an additional $10,000, $20,000 and $10,000, respectively, in cash.

CEO Pay Ratio

The ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than the Chief Executive Officer) for 2019 is not calculable as of the date hereof because the amounts of bonus and non-equity incentive compensation payable to our Chief Executive Officer for 2019 have not been determined at this time. The annual total compensation of our Chief Executive Officer for 2019 is expected to be determined in March 2020.